Exhibit 10.1

SYNNEX Corporation

March 27, 2008

Mr. Kevin Murai

[Address]

[City, State, Zip]

Dear Kevin:

SYNNEX Corporation (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Commencing March 31, 2008, or such earlier date as is mutually agreed between the parties (the “Employment Date”) you will be employed as Co-Chief Executive Officer, together with Robert Huang, reporting to the Board of Directors. At such time as Mr. Huang is no longer Co-Chief Executive Officer, which is expected to occur on or before November 30, 2008, then subject to Board approval at that time, you will become the sole Chief Executive Officer.

You will be employed at the Company’s headquarters in Fremont, California. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

2. Board Membership. You will be elected to serve as a member of the Board of Directors of the Company, concurrent with the Employment Date. All directors are subject to election and removal by the shareholders of the Company in accordance with its by-laws and Delaware law. Upon the Company’s written request, you agree to promptly resign as a member of the Board following any termination of your employment with the Company.

3. Cash Compensation. The Company will pay you a starting base salary at the rate of U.S. $400,000 per year (U.S. $33,333.33 per month). In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, including the initial fiscal year of your employment with the Company. Bonuses will be determined by the Company’s Compensation Committee (the “Compensation Committee”), in its sole discretion. Your target bonus for the fiscal year ending November 30, 2008 will be $950,000 on an annualized basis (and will be pro-rated for the portion of the fiscal year that you are employed); provided, however, that you will earn a bonus for the fiscal year ending November 30, 2008, in an amount no less than $600,000 on an annualized basis (pro-rated for the portion of the fiscal year that you are employed), provided you remain employed through November 30, 2008. The bonus for a fiscal year will be paid within 2-1/2 months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your bonus will be final and binding. Following fiscal year 2008, your base salary and bonus will be determined by the Compensation Committee in its sole discretion. Your base salary will next be reviewed as of the earlier of (i) such date as you become the sole Chief Executive Officer of the Company and (ii) May 1, 2009. Any increase in base salary approved pursuant to such review, if it is completed after such date, shall be made effective retroactive to such date. In determining total compensation, the Company has stressed a compensation philosophy that is performance-driven with a high degree of variability achieved through the Company’s profit sharing program. Bonuses granted to executive officers under this profit sharing program are determined by the Compensation Committee, based upon both qualitative and quantitative considerations, and in past years has been based upon the achievement of certain threshold net income per share target performance percentages.

4. Employee Benefits; Relocation Assistance. As a regular employee of the Company, you will also be eligible to receive all employee benefits consistent with that provided to other senior executive officers; provided, however, that the Company will subsidize the cost of an appropriate health insurance indemnity policy for you that will cover your dependents in Canada such that your share of the cost will be no more than that charged to other senior executive officers for family indemnity coverage. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary. The Company will reimburse you for ordinary and necessary business expenses you incur in connection with the performance of your duties on behalf of the Company in accordance with the Company’s normal procedures, as they may be amended from time to time. The Company will also reimburse you for reasonable relocation expenses of up to $40,000. Relocation expenses eligible for reimbursement (subject to the foregoing aggregate limitation of $40,000) include, without limitation, temporary living expenses, expenses for house-hunting trips, expenses of moving household goods and cars and travel to new location, temporary storage, and normal closing costs for new home purchase plus a buydown of up to 2 points on a mortgage not to exceed $600,000. Reimbursement will be made as soon as administratively practicable but in any event no later than the year following the year in which the expense was incurred.

5. Equity Compensation. You will be granted an option to purchase 150,000 shares of the Company’s Common Stock (“Stock Option”) pursuant to the Company’s 2003 Stock Incentive Plan, as amended and restated (the “Plan”). The date of grant will be the Employment Date; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The exercise price per share of the Stock Option will be equal to the closing price per share of the Company’s Common Stock on the date of grant. The Stock Option will be subject to the terms and conditions applicable to options granted under Plan and the applicable stock option agreement. The Stock Option will be subject to vesting over the five year period following the date of grant, with 20% of the option shares vesting on the one year anniversary of the Employment Date, and monthly vesting over the next succeeding 48 months, conditioned on your continuous common law employment, as described in the applicable stock option agreement.

You will also be granted a restricted stock award for 50,000 shares of the Company’s Common Stock (“Restricted Stock”) pursuant to the Plan. The date of grant will be the

Employment Date; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The Restricted Stock will be subject to the terms and conditions applicable to restricted stock awards granted under Plan and the applicable restricted stock award agreement. The Restricted Stock will be subject to vesting over the five year period following the Employment Date, with 20% of the shares vesting on each one year anniversary of the date of grant, conditioned on your continuous common law employment, as described in the applicable restricted stock award agreement.

You will be eligible to receive additional equity compensation awards as determined by the Compensation Committee in its sole discretion from time to time.

6. Stock Ownership Guidelines. You will be expected not to sell your vested equity compensation from the Company (with the exception of shares sold or withheld by the Company to cover your exercise price or taxes on such compensation) until you achieve ownership of an amount of the Company’s Common Stock having a fair market value of at least two times the sum of your annual base salary plus target bonus as in effect from time to time. You will be expected to maintain this minimum level of ownership thereafter. Stock ownership for this purpose includes common stock owned personally or in trust for your benefit, and does not include unvested restricted stock or stock units, or unexercised stock options.

7. Severance Pay. If the Company terminates your employment with the Company after the Employment Date for a reason other than Cause, Disability or death, as such terms are defined below (“Involuntary Termination”), then subject to Section 8, you will receive the following severance benefits from the Company:

(a) Severance Payments. You will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to your annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.

(b) Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or corresponding provisions of state law (“COBRA”) through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans or (z) the date you no longer qualify as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that you are solely responsible for timely electing COBRA coverage.

8. Conditions to Receipt of Severance.

(a) Release of Claims. The receipt of any severance benefits pursuant to Section 7 will be subject to your signing and not revoking a release of claims in a form acceptable to the Company within such period of time as the Company may require, but not to exceed 21 days following your termination of employment.

(b) Noncompetition; Nonsolicitation. The receipt of any severance benefits pursuant to Section 7 will be subject to your not violating the provisions of Section 11. In the event you breach the provisions of Section 11, or if you elect not to comply with the terms of Section 11(a) on noncompetition or Section 11(b)(ii) on nonsolicitation of business, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.

(c) Section 409A. Any cash severance to be paid pursuant to Section 7 will not be paid during the six-month period following your termination of employment if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Code and that such amounts are not exempt from Section 409A. In such event, the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six-month period on the first day following such six-month period (or, if earlier, your death). Thereafter, you will receive your cash severance payments pursuant to Section 7 in accordance with the Company’s normal payroll practices. The provisions of this agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment shall be interpreted to require that you have a “separation from service” with the Company (as defined for purposes of Section 409A). Any series of severance payments or benefits provided under this agreement shall for all purposes of Section 409A be treated as a series of separate payments and not as a single payment.

9. Proprietary Information and Inventions Agreement. As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with a Proprietary Information and Inventions Agreement (the “Employee NDA”), a copy of which is attached hereto as Appendix A.

10. Definition of Terms. The following terms referred to in this agreement will have the following meanings:

(a) Cause. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b) Disability. “Disability” means that you have been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether you have a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

11. Restrictive Covenants.

(a) Noncompete. For a period beginning on the Employment Date and ending on the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 12 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 7, you agree to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that you shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company. You may elect not to comply with the provisions of this Section 11(a) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.

(b) Nonsolicit.

(i) For a period beginning on the Employment Date and ending on the date twelve (12) months after you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 12 following your termination of employment), you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company).

(ii) For a period beginning on the Employment Date and ending the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 12 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 7, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company). You may elect not to comply with the provisions of this Section 11(b)(ii) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.

(c) Understanding of Covenants. You represent that you (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

12. Litigation. You agree to cooperate with the Company beginning on the Employment Date and thereafter (including following your termination of employment for any reason) by making yourself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse you for all expenses actually incurred in connection with your provision of testimony or assistance, and if you provide testimony or assistance after the one year anniversary of your termination as an employee and Board member (or during the first year after your termination as an employee and Board member if no severance is being paid with respect to such time), $200 per hour for your time.

13. Successors. For all purposes under this agreement, the term “Company” will include any successor to the Company’s business and/or assets which expressly assumes this agreement or which becomes bound by the terms of this agreement by operation of law. The terms of this agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this agreement, or any claims arising out of any alleged breach of this agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Confidentiality and Assignment of Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

15. Miscellaneous Provisions.

(a) Waiver. No provision of this agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This agreement, together with your Employee NDA, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. In the event of any inconsistency between this agreement and the Employee NDA, this agreement will control. This agreement may only be modified by a signed writing between the parties.

(c) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this agreement.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(e) Withholding. All payments made pursuant to this agreement will be subject to withholding of applicable income and employment taxes.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this agreement and the enclosed Employee NDA and returning them to me. This offer, if not accepted, will expire at the close of business on March 28, 2008, and is contingent on your starting work with the Company on or before March 31, 2008.

Prior to the Employment Date, either party may terminate this agreement for any reason without thereby incurring any liability to the other. Without limiting the generality of the foregoing, the Company will have no severance obligations under Section 7 in the event that it terminates this agreement prior to the Employment Date.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Our offer is also contingent upon satisfactory completion of a background investigation relating to your ability to perform satisfactorily the duties of your position. You agree to release the Company, its employees, agents, and any individuals who may provide the Company with information regarding your background, from any liability in connection with providing such information.

Very truly yours, SYNNEX Corporation

By:	/Robert T. Huang/
Member of Board of Directors March 27, 2008

I have read and accept this employment offer:

/Kevin Murai/
Signature of Kevin Murai

Dated: March 27/08

Attachments

Appendix A: Proprietary Information and Inventions Agreement

Appendix A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following Agreement confirms certain terms of my employment with SYNNEX Corporation, (hereafter referred to as “SYNNEX” or “the Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. The headings contained in this Agreement are for convenience only, have no legal significance, and are not intended to change or limit this Agreement in any matter whatsoever.

A. Definitions

1. The “Company”

As issued in this Agreement, the “Company” refers to SYNNEX and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all term of this Agreement apply to me regardless of whether I am employed by or work for SYNNEX or any other subsidiary or affiliated company of SYNNEX. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

2. “Proprietary Information”

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.

“Proprietary Information” includes, but is not limited to information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works or authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. Notwithstanding the foregoing, Proprietary Information shall not include information that (i) is or becomes generally known to the public not as a result of a disclosure by me, or (ii) is received by me in good faith and without restriction from a third party, not under a confidentiality obligation to the Company and having the right to make such disclosure.

I understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

3. “Company Documents and Materials”

I understand that the Company possesses or will posses “Company Documents and Materials” which are important to its business. For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information of any other information concerning the business, operations or plan of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Material” include, but are not limited to, blueprints, drawing, photographs, charts, graphs, notebook, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

B. Assignment of Rights

All Proprietary Information, and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation; intellectual property rights) anywhere in the world in connection with Proprietary Information, is and shall be the sole property of the Company. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company (other than me), except as may be necessary in the ordinary course of performing my duties to the Company.

C. Maintenance and Return of Company Documents and Materials

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. All Company Documents and Material are and shall be the sole property of the Company.

I agree that during my employment by the Company, I will not remove any Company Documents and Material from the business premises of the Company or deliver any Company Document and Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Material, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any material previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement or any other agreement between the Company and me relating to my employment.

D. Disclosure of Inventions to the Company

I will promptly disclose in writing to my immediate supervisor or to such other person designated by the Company all “Inventions,” which means all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, improvements, discoveries, works of authorship, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by me in whole or in part, either alone or jointly with others, during the term of my employment, except as excluded by Section 2870 of the California Labor Code cited below.

I will also disclose to the then-President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.

E. Rights to New Ideas

1.	Assignment of Inventions to the Company

I agree to, and hereby do, assign all Inventions to Company, and agree that all Inventions shall be the sole property of the Company, to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. Section 2870 provides as follows:

a.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for his employer.

b.	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The assignment shall not extend to any Invention, the assignment of which is prohibited by Labor Code Section 2870.

2. Works Made for Hire

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions assigned hereunder. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell, and distribute such prior Invention as part of or in connection with such product, process or machine.

3. Cooperation

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance of cooperation in legal and proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related finding and to do all other lawfully permitted acts to further the purposes set forth above in the Subsection 3, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

4. Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

5. List of Inventions

I have attached hereto as Exhibit A a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete as of the date hereof. If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of signing this Agreement. If I incorporate any invention covered by Exhibit A or otherwise not required to be assigned by me to Company pursuant to Section (E)(1) above (an “Excluded Invention”) into any Company product or service or otherwise use an Excluded Invention for Company’s benefit as part of my Company employment activities, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, create derivative works, reproduce, use, offer to sell, sell, import and distribute such Excluded Invention (as may be improved or enhanced by or for Company) and any Company product or Company service incorporating such Excluded Invention.

F. Non-Solicitation of Company Employees

During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other company. As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

G. Company Authorization for Publication

Prior to submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business (except as I am required to do in connection with performing the duties of my employment in the ordinary course of business), I agree to deliver a copy of such material to an officer of the Company (other than me) for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

H. Duty of Loyalty

I agree that, during my employment with the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of my manager and the Human Resource Manager responsible for the organization in which I work.

I. Former Employer Information

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulation of the Company.

J. At-Will Employment

I agree and understand that employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

I also understand and agree that the at-will nature of employment with the Company can only be changed by an authorized officer of the Company (other than me) in an express writing signed and dated by him or her and by me.

K. Severability

I agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

L. Authorization to Notify New Employer

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

M. Entire Agreement

This Agreement and the offer letter from the Company set forth the entire agreement and understanding between the Company and my relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me, (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgement and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by an authorized officer of the Company (other than me) and me. I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

N. Effective Date

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

O. Governing Law

Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITH OUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

March 27/08	/Kevin Murai/
Date	Employee Signature Kevin Murai Employee Name (Please Print)

EXHIBIT A

1.	The following is a complete list of all inventions or improvement relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

__	No Inventions or improvements.

__	See below: Any and all inventions regarding:

__	Additional sheets attached.

2.	I propose to bring to my employment the following material and documents that I obtained during the period of my prior employment. These materials and documents are not the property of any third party and are not subject to any restrictions under any non-disclosure agreement or other agreement limiting their use.

__	No materials or documents

__	See below:

Date	Employee Signature